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         EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
         --------------------------------------------------------------
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                                                     Three months ended            Six months ended
                                                 -------------------------    ---------------------------
                                                   June 30,      June 30,       June 30,      June 30,
                                                     1996          1995           1996          1995
                                                 -----------    ----------    -----------    ------------
Primary:
Average Common shares outstanding............       8,685,142      938,776        8,675,835        939,713
Preferred Stock converted to common
  shares.....................................              --    3,031,279               --      3,031,279
Stock options and warrants issued
  during the period prior to the initial
  public offering using the treasury
  method (offer price of $14 per
  share).....................................              --    1,052,461               --      1,052,461

 Net effect of dilutive stock options -
   based on the treasury stock method
   using average fair market price...........         429,006      144,311          401,435             --

 Net effect of dilutive warrants - based
   on the treasury stock method
   using average fair market price............         56,054          256           54,162             --
                                                  -----------    ---------      -----------    -----------


Total Shares...................................     9,170,201    5,167,083        9,131,432      5,023,453
                                                  ===========    =========      ===========    ===========
Net income (loss)..............................    $1,363,838    $ 161,550       $2,621,339    $(1,182,106)
                                                  ===========    =========      ===========    ===========
Per share amount...............................    $     0.15    $    0.03       $     0.29    $     (0.24)
                                                  ===========    =========      ===========    ===========
Fully diluted:
Average Common shares outstanding..............     8,685,142      938,776        8,675,835        939,713

Preferred Stock converted to common
  shares.......................................            --    3,031,279               --      3,031,279

Stock options and warrants issued
  during the period prior to the initial
  public offering using the treasury
  method (offer price of $14 per
  share)........................................           --    1,052,461               --      1,052,461

Net effect of dilutive stock options -
  based on the treasury stock method
  using the greater of the fair market
  price or average fair market price
  at the end of the period......................      429,018      204,196          419,092             --

Net effect of dilutive warrants - based
  on the treasury stock method using
  the greater of the fair market price
  or average fair market price
  at the end of the period......................       56,054       72,882           56,000             --
                                                  -----------    ---------      -----------    -----------

Total shares....................................    9,170,213    5,299,594        9,150,927      5,023,453
                                                  ===========    =========      ===========    ===========
Net income (loss)...............................   $1,363,838    $ 161,550       $2,621,339    $(1,182,106)
                                                  ===========    =========      ===========    ===========
Per share amount................................   $     0.15    $    0.03      $      0.29    $     (0.24)
                                                  ===========    =========      ===========    ===========

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